Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges and
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	Three Months Ended March		Year Ended December 31,
(dollars in thousands)	31, 2017		2016		2015		2014		2013		2012
Including Interest on Deposits Earnings:
Net income before income taxes	$11,473		$50,431		$35,415		$15,467		$20,528		$18,499
Add — total fixed charges	4,569		16,781		13,696		20,390		16,539		19,548
Less — preferred stock dividends(a)	—		—		—		11,694		7,258		8,017
Total earnings	$16,042		$67,212		$49,111		$24,163		$29,809		$30,030
Fixed Charges:
Total interest expense	$4,378		$15,995		$12,889		$8,543		$9,069		$11,271
Interest included in operating lease rental expense(b)	191		786		807		153		212		260
Preferred stock dividends(a)	—		—		—		11,694		7,258		8,017
Total fixed charges	$4,569		$16,781		$13,696		$20,390		$16,539		$19,548

Ratio of earnings to fixed charges and preferred stock dividends	3.51	x	4.01	x	3.59	x	1.19	x	1.80	x	1.54	x
Ratio of earnings to fixed charges	3.51	x	4.01	x	3.59	x	2.78	x	3.21	x	2.60	x

Excluding Interest on Deposits Earnings:
Net income before taxes	$11,473		$50,431		$35,415		$15,467		$20,528		$18,499
Add — total fixed charges excluding interest on deposits	2,183		7,845		6,185		15,192		10,826		11,385
Less — preferred stock dividends(a)	—		—		—		11,694		7,258		8,017
Total earnings	$13,656		$58,276		$41,600		$18,965		$24,096		$21,867

Fixed Charges:
Total interest expense	$4,378		$15,995		$12,889		$8,543		$9,069		$11,271
Less — interest expense on deposits	2,386		8,936		7,511		5,198		5,713		8,163
Interest included in operating lease rental expense(b)	191		786		807		153		212		260
Preferred stock dividends(a)	—		—		—		11,694		7,258		8,017
Total fixed charges excluding interest on deposits	$2,183		$7,845		$6,185		$15,192		$10,826		$11,385

Ratio of earnings to fixed charges and preferred stock dividends	6.26	x	7.43	x	6.73	x	1.25	x	2.23	x	1.92	x
Ratio of earnings to fixed charges	6.26	x	7.43	x	6.73	x	5.42	x	6.75	x	6.49	x

(a)   The preferred stock dividend amounts have been grossed up to compute the pre-tax equivalent assuming a 35% tax rate.

(b)   Interest included in operating lease rental expense is estimated as one-third of net rent expense under operating leases.